United States securities and exchange commission logo





                       September 26, 2022

       Yongsheng Liu
       Chairman and Chief Executive Officer
       Goldenbridge Acquisition Ltd
       15/F, Aubin House
       171-172 Gloucester Road
       Wanchai, Hong Kong

                                                        Re: Goldenbridge
Acquisition Ltd
                                                            Form 10-K for
Fiscal Year Ended June 30, 2021
                                                            Filed September 1,
2021
                                                            Form 10-K/A for
Fiscal Year Ended June 30, 2021
                                                            Filed December 22,
2021, July 15, 2022 and August 10, 2022
                                                            File No. 001-40132

       Dear Mr. Liu:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction
       cc:                                              Giovanni Caruso